Exhibit 4.1

LOUISIANA-PACIFIC CORPORATION

and

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

Trustee

Fourth Supplemental Trust Indenture

Dated as of March 25, 2004

Supplementing that certain

Indenture

Dated as of April 2, 1999

FOURTH SUPPLEMENTAL INDENTURE

Fourth Supplemental Indenture, dated as of March 25, 2004, between Louisiana-Pacific Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and J.P. Morgan Trust Company, National Association (as successor in interest to Bank One Trust Company, N.A.), a national banking association duly incorporated under the laws of the United States of America, as trustee (the “Trustee”), amending that certain Third Supplemental Indenture, dated as of August 13, 2001 (the “Third Supplemental Indenture”) between the Company and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee, supplementing that certain Indenture, dated as of April 2, 1999, between the Company and The First National Bank of Chicago, as trustee (the “Original Indenture”; the Original Indenture, as supplemented by the Third Supplemental Indenture, is herein referred to as the “Indenture”).

RECITALS

A.                                   The Company has duly authorized the execution and delivery of the Original Indenture to provide for the issuance from time to time of its unsecured debentures, notes, or other evidences of indebtedness to be issued in one or more series as provided for in the Original Indenture.

B.                                     The Company has duly authorized the execution and delivery of the Third Supplemental Indenture providing for the issuance of $200,000,000 aggregate principal amount of the Company’s 10.875% Senior Subordinated Notes due November 15, 2008 (the “Notes”).

C.                                     Section 10.02 of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, with the consent of the holders of a majority in principal amount of the Outstanding Securities of each series affected by such supplemental indenture, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Original Indenture or of modifying in any manner the rights of the holders of Securities of such series under the Original Indenture.

D.                                    The only series of Outstanding Securities affected by this Fourth Supplemental Indenture is the Notes.  The Holders of a majority of the Outstanding Notes, by Act of such Holders delivered to the Company and the Trustee, have consented to the entry into this Fourth Supplemental Indenture by the Company and the Trustee, and the Company has been authorized by a Board Resolution to enter into this Fourth Supplemental Indenture with the Trustee.

E.                                      All acts and things necessary to make this Fourth Supplemental Indenture a valid agreement of the Company according to its terms have been done and performed, and the execution and delivery of this Fourth Supplemental Indenture have in all respects been duly authorized.

F.                                      Capitalized terms herein which are not otherwise defined herein have the respective meanings ascribed to them in the Original Indenture.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree as follows:

1.                                       Amendment.  The Third Supplemental Indenture is amended as follows:

1.1.                              Section 2.1 is hereby amended by deleting the defined term “Investment Grade” and its related definition in its entirety.

1.2.                              Section 2.1 is hereby amended by adding each of the following defined terms and their related definitions:

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal, or mixed) by such Person or its Subsidiaries as lessee that would be capitalized on a balance sheet of such Person or its Subsidiaries prepared in conformity with GAAP, other than, in the case of such Person or its Subsidiaries, any such lease under which such Person or any of its Subsidiaries is the lessor.

“Debt” means (a) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed and (b) all guaranties, endorsements, assumptions and other contractual obligations in respect of, or to purchase or to otherwise acquire, indebtedness of others.

“Fourth Supplemental Indenture” means the Fourth Supplemental Indenture, dated as of March 25, 2004, by and between the Company and the Trustee, supplementing the Original Indenture and amending this Supplemental Indenture.

“Funded Debt” means any Debt which by its terms matures more than one year after, or which is renewable or extendible at the option of the obligor for a period ending more than one year after, the date as of which Funded Debt is being determined, and shall include (a) any Debt that so matures or that is so renewable or extendible incurred, assumed or guaranteed by the Company or any Restricted Subsidiary, either directly or indirectly, (b) any deferred indebtedness of the Company or any Restricted Subsidiary for the payment of the purchase price of property or assets purchased that so matures or that is so renewable or extendible, and (c) any indebtedness secured by a mortgage, lien, security interest, pledge, assignment or transfer on, in or of any property of the Company or any Restricted Subsidiary and upon which the Company or any Restricted Subsidiary customarily pays the interest, that so matures or that is so renewable or extendible.

“Sale and Lease-Back Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party providing for the leasing pursuant to a Capital Lease to such Person or any Subsidiary of such Person of any property or asset of such Person or such Subsidiary which has been or is being sold or transferred by such Person or such Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset, other than (a) leases for a term, including renewals at the option of the lessee, of not more than three years, by the end of which term it is intended that the use of such property or asset by such Person will be discontinued, (b) leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, provided that any Restricted Subsidiary that is a lessee under any such lease continues to be a Restricted Subsidiary for the term of such lease, and (c) leases entered into within 120 days after the later of the acquisition or the completion of construction or improvement of the property to be leased.

“Value” means with respect to a Sale and Lease-Back Transaction, as of any particular time, an amount equal to (1) the greater of (a) the fair value of the property leased pursuant to such Sale and Lease-Back Transaction (as determined by the Board of Directors of the Company or a Person designated by such Board of Directors) and (b) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction divided by (2) the number of full years of the term of the lease (determined without regard to any renewal or extension options contained in the lease) and multiplied by (3) the number of full years of such term remaining at the time of determination (determined without regard to any renewal or extension options contained in the lease).

1.3.                              Section 2.1 is hereby amended by amending and restating the following definitions to read in their entirety as follows:

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and The American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by any successor entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Permitted Liens” means Liens other than Liens that the Company or a Restricted Subsidiary would not be permitted to incur pursuant to Section 3.1.

“Rating Condition” means as of any particular time (a) the Company’s having a corporate credit rating of (i) BB- or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) or Ba3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s), or (ii) the equivalent in respect of the Rating Categories of any of the Rating Agencies or (b) the condition set forth in clause (a) above having been satisfied for a period of twelve consecutive months commencing on or after the date on which the Fourth Supplemental Indenture becomes operative.  The Rating Condition will be deemed to be satisfied throughout any period of time during which the condition described in clause (a) of the immediately preceding sentence is satisfied and at all times after the condition described in clause (b) of the immediately preceding sentence is first satisfied.

1.4.                              Section 3.1 is hereby amended and restated to read in its entirety as follows:

Section 3.1                                      Limitations on Liens.

(a)                                  The Company shall not and shall not permit any Restricted Subsidiary to, (i) incur, assume or guarantee any Debt secured by any mortgage, lien, security interest, pledge, assignment or transfer (hereinafter called “mortgage” or “mortgages”) on, in or of any Principal Property of the Company or of a Restricted Subsidiary or on, in or of any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired), or (ii) directly or indirectly secure any outstanding Debt of the Company or any Restricted Subsidiary by any mortgage on, in or of any

Principal Property of the Company or of a Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired), without in any such case concurrently and effectively securing, the Senior Subordinated Notes (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the Senior Subordinated Notes and then existing or thereafter created) with the same property equally and ratably with such Debt; provided, however, that the foregoing restrictions shall not apply to:

(i)            any mortgage on, in or of any property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date on which the Fourth Supplemental Indenture becomes operative which is created, incurred or assumed within 120 days after such acquisition or the completion of such construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property (including the purchase price of any Person that owns such property) or the cost of such construction or improvement incurred after the date on which the Fourth Supplemental Indenture becomes operative, provided that such mortgage does not extend to or cover any property of the Company or of any Restricted Subsidiary other than the property so acquired, constructed or improved;

(ii)           mortgages existing or in effect with respect to any property, shares of stock or indebtedness at the time the same is acquired by the Company or a Restricted Subsidiary by merger or otherwise;

(iii)          mortgages existing or in effect with respect to any property (including shares of stock and indebtedness) of any Person existing at the time such Person becomes a Restricted Subsidiary;

(iv)          mortgages existing or in effect on the date on which the Fourth Supplemental Indenture becomes operative;

(v)           mortgages securing Debt of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(vi)          mortgages in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages;

(vii)         any mortgage on, in or of timberlands in connection with an arrangement under which the Company or a Restricted Subsidiary is obligated to cut or pay for timber in order to provide the secured party with a specified amount of money, however determined, provided that such mortgage does not extend to or cover any property of the Company or of any Restricted Subsidiary other than such timberlands;

(viii)        mortgages created, incurred or assumed in connection with the issuance of revenue bonds the interest of which is exempt from federal income taxation pursuant to Section 103(a) and related provisions (including any successor provisions thereto) of the Internal Revenue Code of 1986, as amended; or

(ix)           mortgages created, extended or renewed in connection with any extension, renewal, refinancing, replacement or refunding (including successive extensions, renewals, refinancings, replacements or refundings), in whole or in part, of Debt secured by any mortgage referred to in the foregoing clauses (i) to (viii); provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal, refinancing, replacement or refunding, and that such extension, renewal, refinancing, replacement or refunding shall be limited to all or a part of the property which secured the Debt so extended, renewed, refinanced, replaced or refunded (plus improvements on such property).

(b)           The provisions of Section 3.1(a) shall not apply to the incurrence, assumption or guarantee by the Company or any Restricted Subsidiary of Debt secured by, or the securing of any outstanding Debt of the Company or any Restricted Subsidiary by, one or more mortgages (other than mortgages permitted by Section 3.1(a)) that would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with (i) all other Debt of the Company and the Restricted Subsidiaries secured by mortgages (other than mortgages permitted by Section 3.1(a)) that would otherwise be subject to the foregoing restrictions and (ii) the Value of all Sale and Lease-Back Transactions involving Principal Properties in existence at such time (other than any Sale and Lease-Back Transaction described in Section 3.2(b)) does not at the time exceed 15% of Consolidated Net Tangible Assets.

1.5.                              Section 3.2 is hereby amended and restated to read in its entirety as follows:

Section 3.2                                      Limitation on Sale and Lease-Back Transactions.  The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction involving any Principal Property unless :

(a)                                  the Company or such Restricted Subsidiary would be permitted, pursuant to the provisions of Section 3.1(b), to incur Debt in a principal amount at least equal to the Value of the Sale and Lease-Back Transaction and to secure such Debt with a mortgage on the Principal Property to be leased, without equally and ratably securing the Senior Subordinated Notes; or

(b)                                 the Company, within 120 days of the effective date of such Sale and Lease-Back Transaction (or in the case of (ii) below, within six months thereafter pursuant to a firm purchase commitment entered into within such 120-day period), causes to be applied an amount equal to the Value of such Sale and Lease-Back Transaction (i)to the payment or other retirement of Senior Subordinated Notes or Funded Debt incurred or assumed by the Company which ranks senior to or pari passu with the Senior Subordinated Notes or of Funded Debt incurred or assumed by any Restricted Subsidiary (other than, in either case, Senior Subordinated Notes or Funded Debt owned by the Company or any Restricted Subsidiary), or (ii) to the purchase of a Principal Property (other than the Principal Property involved in such sale);

and the consideration paid or payable to the Company or a Restricted Subsidiary in connection with the sale or transfer of the property leased pursuant to such Sale and Lease-Back Transaction is at least equal to the fair value of such property (as determined by the Board of Directors of the Company or a Person designated by such Board of Directors).

1.6.                              The first sentence of Section 3.4(c) is hereby amended and restated to read in its entirety as follows:

Any Net Proceeds from Asset Sales that are consummated after the date on which the Fourth Supplemental Indenture becomes operative at a time when the Rating Condition is not satisfied that are not applied or invested as provided in Section 3.4(b) will constitute “Excess Proceeds.”

1.7.                              Section 3.9(d) is hereby amended and restated to read in its entirety as follows:

The amount of all Restricted Payments (other than cash) made at the time when the Rating Condition is not satisfied will be the fair market value on the date of the Restricted Payment of the asset(s) or securities paid, distributed, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.  The fair market value of any assets or securities that are required to be valued will be determined by the Company’s Board of Directors in good faith (which determination will be conclusive and binding) and, in the case of valuations in excess of $25 million, will be, at any time during which the Rating Condition is not satisfied, evidenced by a Board Resolution set forth in an Officer’s Certificate delivered to the Trustee.  Not later than the date of any Restricted Payment made at a time at which the Rating Condition is not satisfied, the Company will be required to deliver to the Trustee an Officer’s Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 3.9 were computed.

1.8.                              Section 3.9(e) is hereby deleted in its entirety.

1.9.                              Article III is amended by adding the following Section 3.17:

Section 3.17                                Actions Taken While Rating Condition is Satisfied.  Notwithstanding anything to the contrary contained in this Supplemental Indenture, no action, omission, event or occurrence taking place at any time at which the Rating Condition is satisfied, or pursuant to any agreement or commitment entered into at any time at which the Rating Condition is satisfied, and no consequences of any of the foregoing, shall be given effect at any time for the purpose of any covenant contained in this Supplemental Indenture at a time at which the Rating Condition is not satisfied if giving effect thereto would result in a default in the performance, or breach, of any covenant or impair the Company’s ability to comply with any covenant.

2.                                       Corresponding Amendments to the Notes.  Each Note is hereby amended to make the terms of such Note consistent with the terms of the Indenture, as amended by this Fourth Supplemental Indenture. To the extent of any conflict between the terms of the Notes and the terms of the Indenture, as amended by this Fourth Supplemental Indenture, the terms of the Indenture, as amended by this Fourth Supplemental Indenture, shall govern and be controlling.

3.                                       Effectiveness.  Pursuant to Section 10.04 of the Original Indenture, this Fourth Supplemental Indenture will become effective upon execution, but the amendments set forth in Sections 1 and 2 of this Fourth Supplemental Indenture (the “Amendments”) will not become operative until the Acceptance Date (as defined in the Company’s Offer to Purchase and Consent Solicitation Statement, dated March 11, 2004).  If and when the Amendments become operative, the Indenture shall be deemed to be modified and amended in accordance with this Fourth Supplemental Indenture and the respective rights, limitations of rights, duties and immunities under the Indenture of the Trustee, the Company and the Holders of Notes shall thereafter be determined, exercised and enforced under the Indenture subject in all respects to such modifications and amendments contained in this Fourth Supplemental Indenture, and all the terms and conditions of this Fourth Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

4.                                       Miscellaneous.

4.1.                              This Fourth Supplemental Indenture shall be construed as supplemental to the Original Indenture and the Third Supplemental Indenture and all the terms and conditions of this Fourth Supplemental Indenture shall be deemed to be part of the terms and conditions of the Original Indenture and the Third Supplemental Indenture.  Except as set forth herein, the Original Indenture and the Third Supplemental Indenture heretofore executed and delivered are hereby (i) incorporated by reference in this Fourth Supplemental Indenture and (ii) ratified, approved, and confirmed.  This Fourth Supplemental Indenture is an indenture supplemental to and in implementation of the Original Indenture and the Third Supplemental Indenture, and the Original Indenture, the Third Supplemental Indenture and this Fourth Supplemental Indenture shall henceforth be read and construed together as one instrument.

4.2.                              If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the Trust Indenture Act shall control.  If any provision of this Fourth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provisions of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

4.3.                              In case any one or more of the provisions contained in this Fourth Supplemental Indenture or in the Notes is for any reason held to be invalid, illegal, or unenforceable in any respect, such validity, illegality, or enforceability will not affect any other provision of this Fourth Supplemental Indenture or of the Notes, but this Fourth Supplemental Indenture and such Notes will be construed as if such invalid, illegal, or unenforceable provision had never been contained herein or therein.

4.4.                              The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

4.5.                              Nothing in this Fourth Supplemental Indenture or in the Notes, express or implied, will give to any Person, other than the parties hereto and their successors hereunder and the Holders any benefit or any legal or equitable right, remedy, or claim under this Fourth Supplemental Indenture.

4.6.                              All the covenants, stipulations, promises, and agreements in this Fourth Supplemental Indenture contained by or on behalf of the Company will bind its successors and assigns, whether so expressed or not.

4.7.                              This Fourth Supplemental Indenture and the Notes will be deemed to be a contract made under the law of the State of New York, and for all purposes will be construed in accordance with the laws of said State without giving effect to principles of conflict of laws of such State.

4.8.                              This Instrument may be executed in one or more counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, as of the day and year first written above.

[Seal]

Attest:		LOUISIANA-PACIFIC CORPORATION

By:		By:
Name:	Anton C. Kirchhof	Name:	Curtis M. Stevens
Title:	Secretary	Title:	Executive Vice President, Administration, and Chief Financial Officer

Attest:		J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION

By:		By:
Name:	J. Morand	Name:	Renee Johnson
Title:	Vice President	Title:	Vice President

STATE OF OREGON	)
) ss:
COUNTY OF MULTNONAH	)

On this 25th day of March, 2004, before me personally came Curtis M. Stevens, to me known, who, being by me duly sworn, did depose and say that he is Executive Vice President, Administration, and Chief Financial Officer of Louisiana-Pacific Corporation, one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal or a facsimile thereof affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity, and that he/she signed his/her name thereto by like authority.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

STATE OF ILLINOIS	)
) ss:
COUNTY OF COOK	)

On this 25th day of March, 2004, before me personally came Renee Johnson, to me known, who, being by me duly sworn, did depose and say that he/she is Vice President of J.P. Morgan Trust Company, National Association, one of the entities described in and which executed the above instrument; that he/she knows the seal of said entity; that the seal or a facsimile thereof affixed to said instrument is such seal; that it was so affixed by authority of the Board of Directors of said entity, and that he/she signed his/her name thereto by like authority.

In Witness Whereof, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public